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                                  EXHIBIT 21
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SUBSIDIARIES
DECEMBER 31, 1995


Wholly-owned subsidiaries are:

          VWR Scientific International Corporation - a Delaware corporation

          Scientific Holdings Corporation - a Delaware corporation

          VWR Scientific of Canada Ltd. - a Canadian corporation, is a wholly owned subsidiary of Scientific Holdings Corporation.